Exhibit 10.57

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, NJ 07647

Attn: Carter Ward

Dear Carter,

Elite Pharmaceuticals, Inc. has entered into an equity line purchase agreement with Lincoln Park Capital Fund LLC (the “2020 LPC Agreement”) to replace the prior equity line purchase agreement with Lincoln Park that expired on July 1, 2020 (the “2017 LPC Agreement”). Pursuant to the terms of my Series J Preferred Stock and Series J Warrants (collectively, the “Series J Securities”), transactions pursuant to the 2017 LPC Agreement were excluded from the anti-dilution provisions of the Series J Securities.

I hereby waive my rights under the anti-dilution provisions of the Series J Securities with regard to transactions under the 2020 LPC Agreement.

Very truly yours,

By:	/s/ Nasrat Hakim
Nasrat Hakim